EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 28, 2011

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2011 RESULTS

	First Quarter
	2011	2010	%
Earnings Excluding Special Items [1]
$ Millions	10,650	6,300	69
$ Per Common Share
Assuming Dilution	2.14	1.33	61

Special Items
$ Millions	0	0

Earnings
$ Millions	10,650	6,300	69
$ Per Common Share
Assuming Dilution	2.14	1.33	61

Capital and Exploration
Expenditures - $ Millions	7,821	6,877	14

[1] See page 6 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil’s earnings reflect continued leadership in operational performance during a period of strong commodity prices.  Earnings were $10.7 billion, up 69% from the first quarter of 2010, reflecting higher crude oil and natural gas realizations, increased refining margins and record Chemical performance.

In the first quarter, capital and exploration expenditures were $7.8 billion, up 14% from last year, as we continue with plans to invest between $33 billion and $37 billion per year over the next five years to develop new energy supplies to meet future demand growth.

Oil-equivalent production was more than 10% higher than 2010, driven by our world-class assets in Qatar and our growing unconventional gas production.

The Corporation returned over $7 billion to shareholders in the first quarter through dividends and share purchases to reduce shares outstanding.”

FIRST QUARTER HIGHLIGHTS

•

Earnings were $10,650 million, an increase of 69% or $4,350 million from the first quarter of 2010.

•

Earnings per share were $2.14, an increase of 61%.

•

Capital and exploration expenditures were $7.8 billion, up 14% from the first quarter of 2010.

•

Oil-equivalent production increased more than 10% from the first quarter of 2010. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 12%.

•

Cash flow from operations and asset sales was $18.2 billion, including asset sales of $1.3 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.44 increased by 5% compared to the first quarter of 2010.

•

Milestone production was reached in the redevelopment of Iraq's West Qurna 1 field by exceeding the 10% improvement target. Current production is about 320,000 barrels per day (gross).

•

The Marine Well Containment Company, of which ExxonMobil was a founding member, completed an initial well containment response system that is available to provide rapid containment response capabilities in the event of a potential future underwater well control incident in the deepwater Gulf of Mexico.

•

The Shanghai Technology Center was officially opened and will play a critical role in supporting the strong growth of ExxonMobil’s Chemical business in Asia.

First Quarter 2011 vs. First Quarter 2010

Upstream earnings were $8,675 million, up $2,861 million from the first quarter of 2010. Higher crude oil and natural gas realizations increased earnings by nearly $2.6 billion. Production mix and volume effects decreased earnings by $160 million, while asset management activity and lower expenses increased earnings by $470 million.

On an oil-equivalent basis, production increased over 10% from the first quarter of 2010. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 12%.

Liquids production totaled 2,399 kbd (thousands of barrels per day), down 15 kbd from the first quarter of 2010. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 2%, as increased production in Qatar and the U.S. more than offset field decline.

First quarter natural gas production was 14,525 mcfd (millions of cubic feet per day), up 2,836 mcfd from 2010, driven by additional U.S. unconventional gas volumes and project ramp-ups in Qatar.

Earnings from U.S. Upstream operations were $1,279 million, $188 million higher than the first quarter of 2010. Non-U.S. Upstream earnings were $7,396 million, up $2,673 million from last year.

Downstream earnings of $1,099 million were up $1,062 million from the first quarter of 2010. Higher industry refining margins, partly offset by lower marketing margins, increased earnings by $470 million. Positive volume and mix effects increased earnings by $350 million, while all other items, mainly favorable foreign exchange impacts, increased earnings by $240 million. Petroleum product sales of 6,267 kbd were 72 kbd higher than last year's first quarter.

Earnings from the U.S. Downstream were $694 million, up $754 million from the first quarter of 2010. Non-U.S. Downstream earnings of $405 million were $308 million higher than last year.

Record Chemical earnings of $1,516 million were $267 million higher than the first quarter of 2010. Improved margins increased earnings by $470 million, while other items, including the absence of asset management gains from 2010, decreased earnings by $200 million. First quarter prime product sales of 6,322 kt (thousands of metric tons) were 166 kt lower than the prior year.

Corporate and financing expenses were $640 million, down $160 million from the first quarter of 2010 due to the absence of last year’s tax charge related to the U.S. health care legislation.

During the first quarter of 2011, Exxon Mobil Corporation purchased 69 million shares of its common stock for the treasury at a gross cost of $5.7 billion. These purchases included $5 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs. Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the second quarter of 2011.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 28, 2011.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2010 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2011
(millions of dollars, unless noted)
	First Quarter
	2011	2010
Earnings / Earnings Per Share

Total revenues and other income	114,004	90,251
Total costs and other deductions	95,087	78,183
Income before income taxes	18,917	12,068
Income taxes	8,004	5,493
Net income including noncontrolling interests	10,913	6,575
Net income attributable to noncontrolling interests	263	275
Net income attributable to ExxonMobil (U.S. GAAP)	10,650	6,300

Earnings per common share (dollars)	2.14	1.33

Earnings per common share
- assuming dilution (dollars)	2.14	1.33

Other Financial Data

Dividends on common stock
Total	2,188	1,986
Per common share (dollars)	0.44	0.42

Millions of common shares outstanding
At March 31	4,926	4,698
Average - assuming dilution	4,971	4,736

ExxonMobil share of equity at March 31	151,480	112,541
ExxonMobil share of capital employed at March 31	171,235	126,190

Income taxes	8,004	5,493
Sales-based taxes	7,916	6,815
All other taxes	10,316	9,349
Total taxes	26,236	21,657

ExxonMobil share of income taxes of
equity companies	1,513	976

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2011
(millions of dollars)
	First Quarter
	2011	2010
Earnings (U.S. GAAP)
Upstream
United States	1,279	1,091
Non-U.S.	7,396	4,723
Downstream
United States	694	(60)
Non-U.S.	405	97
Chemical
United States	669	539
Non-U.S.	847	710
Corporate and financing	(640)	(800)
Net income attributable to ExxonMobil	10,650	6,300
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	1,279	1,091
Non-U.S.	7,396	4,723
Downstream
United States	694	(60)
Non-U.S.	405	97
Chemical
United States	669	539
Non-U.S.	847	710
Corporate and financing	(640)	(800)
Corporate total	10,650	6,300
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	16.9	13.1
Sales of subsidiaries, investments and property, plant and equipment	1.3	0.4
Cash flow from operations and asset sales	18.2	13.5

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2011
	First Quarter
	2011	2010
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	428	389
Canada/South America	262	261
Europe	306	365
Africa	561	666
Asia	792	678
Australia/Oceania	50	55
Worldwide	2,399	2,414

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,904	1,335
Canada/South America	468	568
Europe	4,783	5,138
Africa	6	13
Asia	5,089	4,394
Australia/Oceania	275	241
Worldwide	14,525	11,689

Oil-equivalent production (koebd) [1]	4,820	4,362

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2011

	First Quarter
	2011	2010
Refinery throughput (kbd)
United States	1,771	1,720
Canada	452	439
Europe	1,446	1,530
Asia Pacific	1,223	1,242
Other	288	225
Worldwide	5,180	5,156

Petroleum product sales (kbd)
United States	2,475	2,383
Canada	447	431
Europe	1,533	1,609
Asia Pacific	1,218	1,226
Other	594	546
Worldwide	6,267	6,195

Gasolines, naphthas	2,470	2,535
Heating oils, kerosene, diesel	2,034	1,860
Aviation fuels	464	451
Heavy fuels	555	629
Specialty products	744	720
Worldwide	6,267	6,195

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,275	2,524
Non-U.S.	4,047	3,964
Worldwide	6,322	6,488

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2011
(millions of dollars)

	First Quarter
	2011	2010
Capital and Exploration Expenditures
Upstream
United States	2,080	772
Non-U.S.	4,820	4,774
Total	6,900	5,546
Downstream
United States	117	347
Non-U.S.	333	327
Total	450	674
Chemical
United States	56	68
Non-U.S.	393	546
Total	449	614

Other	22	43

Worldwide	7,821	6,877

Exploration expenses charged to income
included above
Consolidated affiliates
United States	63	55
Non-U.S.	270	630
Equity companies - ExxonMobil share
United States	1	1
Non-U.S.	1	3
Worldwide	335	689

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.